EXHIBIT 99.1
FARMER MAC NEWS

FOR IMMEDIATE RELEASE	CONTACT
December 16, 2008	Mary Waters
Farmer Mac
202-872-7700

FARMER MAC RAISES $50 MILLION OF NEW CAPITAL

–Further Strengthens Regulatory Capital Base–

–Positioned to Build Business Volume–

–Declares $0.10 Per Share Quarterly Common Stock Dividend–

Washington, D.C. — The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) today announced that it has further strengthened its regulatory capital position by raising $50 million of new capital.  This was accomplished yesterday through the issuance of $85 million of new preferred stock and the retirement of $35 million of existing preferred stock.

Since September 30, 2008, Farmer Mac has raised net new capital of $115 million.  These capital raises both strengthen Farmer Mac’s regulatory capital position and position Farmer Mac to increase its business volume, consistent with attractive growth prospects in its core markets—the agricultural and rural utilities sectors.

Of the $85 million of new preferred stock, $70 million was Series B-3 preferred stock issued to a large institutional investor.  The Series B-3 preferred stock is callable on a quarterly basis beginning September 30, 2009 and initially will pay a 10% annual dividend that will increase in 2% steps on January 1st of 2010, 2011, and 2012.  Concurrently, Farmer Mac repurchased from this investor and retired $35 million of the Corporation’s 6.40% Cumulative Preferred Stock, Series A, which was issued in May 2002.

The remaining $15 million of new preferred stock was Series B-1 preferred stock issued to the National Rural Utilities Cooperative Finance Corporation (“National Rural”).  The Series B-1 preferred stock is callable on a quarterly basis beginning June 30, 2009 and also will pay an initial 10% annual dividend that will increase in 2% steps on October 1st of 2009, 2010, and 2011.  This issuance was a reopening of, and addition to, the Series B-1 preferred stock issued on September 30, 2008.

Farmer Mac also announced that it has agreed to guarantee and purchase up to $500 million of secured debt to be issued by National Rural, with such debt to be secured by eligible loans to National Rural borrowers.  To support Farmer Mac’s regulatory capital requirements on such new business, National Rural will invest an amount equal to 4% of any outstanding debt under this facility in new Farmer Mac Series C preferred stock.  The Series C preferred stock initially will pay a 5% annual dividend.  That rate will increase in 2% steps on the fifth and tenth January 1st following its issuance, and will be callable at any time.  Farmer Mac has not yet issued any Series C preferred stock.

Farmer Mac believes that this agreement with National Rural has the potential to serve as a model for additional guarantee and purchase transactions with commercial banks and Farm Credit institutions.  This model will enable Farmer Mac to raise additional capital to support its mission of providing liquidity and lending capacity to agricultural and rural utilities lenders.

Farmer Mac also reported that each member of its Board of Directors has voluntarily forfeited the stock appreciation rights they were granted in June 2008.  This action results in reduced compensation expense of approximately $883,000 over two years, and an increase in capital.

Based on a number of factors, including all of the actions described above, Farmer Mac’s Board of Directors determined that continuing the quarterly dividend at the $0.10 per share rate on Farmer Mac’s common stock is appropriate, and declared a quarterly dividend in that amount on Farmer Mac’s Class A, Class B and Class C common stocks.  The dividends are payable on December 31, 2008 to holders of record of common stock as of December 22, 2008.

The Board of Directors also declared quarterly dividends on Farmer Mac’s Senior Cumulative Perpetual Preferred Stock, Series B-1 and Series B-2.  The quarterly dividends of $25.00 per share of preferred stock are for the period from September 30, 2008 through December 31, 2008 and are payable on December 31, 2008 to holders of record as of December 15, 2008.

Michael A. Gerber, Farmer Mac’s Acting Chief Executive Officer, stated, “Over the past three months, Farmer Mac has maintained ongoing access to the credit markets and we are confident about Farmer Mac’s business prospects.  Our core business continues to be solid, and we are encouraged by the increased business opportunities that exist in the agricultural and rural utilities markets.  This capital raise, the availability of the Series C preferred stock, and other strategic and operational initiatives that are underway are designed to position Farmer Mac to take advantage of these opportunities.  We are pleased that the investors in our preferred stock have shown confidence in Farmer Mac’s future.”

Cautionary Statements Concerning Forward-Looking Information

This press release contains forward-looking statements such as “anticipates,” “believes,” “expects,” “intends,” “should” and similar phrases.  Such forward-looking statements are no guarantees of future performance.  Various factors or events could cause Farmer Mac’s actual results to differ materially from the expectations as expressed or implied by the forward-looking statements, including but not limited to economic condition, regulatory actions or changes, volatility in the financial markets and compliance with regulatory capital requirements.  For a discussion of additional risks and uncertainties that may affect Farmer Mac’s future results and capital requirements, please see the factors discussed under “Risk Factors” in Part I, Item 1A of Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2007 and under “Risk Factors” in Part II, Item 1A of Farmer Mac’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and “Forward-Looking Statements” in Farmer Mac’s periodic reports and other sections of such reports, including “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and rural utilities loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans.  Farmer Mac’s Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.